Exhibit 99.1

Contacts:

Jeff Kyle	Kristyn Hutzell
Vice President—Finance, Treasurer and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

POWER-ONE ANNOUNCES SECOND QUARTER 2008 RESULTS

Revenues up 21%

Camarillo, CA, July 24, 2008 – Power-One, Inc. (NASDAQ: PWER), a leading provider of power conversion and power management solutions, today announced that for the second quarter ended June 29, 2008, net sales were $149.3 million, an increase of 21% from $123.8 million in the second quarter of 2007.  Net loss was $0.04 per share compared to a net loss of $0.13 per share for the same period last year, which included $0.03 of restructuring and impairment charges.

Revenue and earnings for the quarter were driven primarily by demand across the Company’s core markets, with particular strength in the renewable energy market.  Bookings of $149.3 million in the second quarter of 2008 increased 18% over bookings of $126.9 million in the second quarter of 2007.  The Company ended the second quarter of 2008 with approximately $107 million in 90-day backlog, up from $92 million last year.

Gross margin was 20.5% compared to 20.8% in the second quarter of 2007.  The benefit of higher volume versus the year-ago quarter was offset by continued manufacturing inefficiencies, particularly costs associated with expediting past due orders.  The loss from operations narrowed to $0.6 million compared to $9.5 million for the same period last year, which included restructuring and impairment charges of $2.8 million.

Richard Thompson, CEO, commented, “We are pleased with the strong sales performance in the second quarter and particularly with the large opportunity for Power-One in renewable energy.  We made progress on many of our previously announced profitability initiatives, even as we worked to satisfy strong customer demand and ship past-due orders.  This progress was reflected in the narrowing of our net loss and a 240-basis point increase in our gross margin from the first quarter.  Despite this progress, we were not satisfied with the extent of the improvement, particularly given the strong top line.  While the economy presents some challenges going forward, we believe our results will be driven by changes we are making in our business. “

Business Outlook

For the third quarter of 2008, the Company anticipates that sales will be approximately $140-$145 million.  The decline from the second quarter primarily reflects a weaker economic environment impacting demand from some of our North American customers and seasonal softness in Europe, which has become a greater percentage of our sales.  Net loss is expected to narrow slightly from the second quarter to a range of breakeven to $0.03 cent loss per share.

For full-year 2008, the Company continues to estimate year-over-year revenue growth in the range of 8%-10% as compared to 2007. The net loss for 2008 is still expected to be in the range of $12 million to $20 million.

Earnings Conference Call

Power-One will be holding a conference call with investors and analysts on Thursday, July 24, 2008 at 2:00 p.m. PT.  The call will be available over the Internet through the Company’s investor relations Web site at www.power-one.com.   To listen to the call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s Web site at
www.power-one.com throughout the current quarter.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications.  Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas.  Please visit www.power-one.com for more information.

For information on Power-One and its products, visit the Company’s Web site at www.power-one.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to;  the Company’s ability to improve its operational efficiencies; the Company’s success in securing improvements and improving efficiencies in its supply chain;  the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007

NET SALES	$149,273	$123,771	$267,031	$247,792
COST OF GOODS SOLD	118,692	98,021	215,124	198,125
GROSS PROFIT	30,581	25,750	51,907	49,667

EXPENSES:
Selling, general and administrative	18,834	18,931	39,048	39,445
Engineering and quality assurance	11,796	12,552	23,824	25,113
Amortization of intangibles	540	972	1,408	2,381
Restructuring costs	—	2,018	—	2,018
Asset impairment	—	734	—	734
Total expenses	31,170	35,207	64,280	69,691

INCOME (LOSS) FROM OPERATIONS	(589)	(9,457)	(12,373)	(20,024)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	165	271	383	671
Interest expense	(3,149)	(1,764)	(5,120)	(3,417)
Other income (expense), net	(968)	539	(2,686)	832
Total interest and other income (expense)	(3,952)	(954)	(7,423)	(1,914)

INCOME (LOSS) BEFORE INCOME TAXES	(4,541)	(10,411)	(19,796)	(21,938)

PROVISION (BENEFIT) FOR INCOME TAXES	240	665	(200)	1,448
EQUITY IN EARNINGS FROM JOINT VENTURE	872	—	2,048	—
NET INCOME (LOSS)	$(3,909)	$(11,076)	$(17,548)	$(23,386)

BASIC EARNINGS (LOSS) PER SHARE	$(0.04)	$(0.13)	$(0.20)	$(0.27)
DILUTED EARNINGS (LOSS) PER SHARE	$(0.04)	$(0.13)	$(0.20)	$(0.27)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (1)	87,554	86,989	87,473	86,855
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (1)	87,554	86,989	87,473	86,855

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

(UNAUDITED)

	June 29,	December 30,
	2008	2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$37,738	$28,364
Investments		7,477
Accounts receivable:
Trade (net of allowance)	146,719	129,984
Other	5,621	5,634
Inventories	120,389	105,930
Prepaid expenses and other current assets	10,794	7,487

Total current assets	321,261	284,876

PROPERTY & EQUIPMENT, net	63,814	62,809
INTANGIBLE ASSETS, net	85,289	82,748
OTHER ASSETS	7,172	1,163

TOTAL ASSETS	$477,536	$431,596

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Bank credit facilities and notes payable	$31,916	$21,843
Accounts payable	120,719	107,751
Restructuring reserve	4,783	6,726
Long-term debt, current portion	1,480	2,338
Other accrued expenses and current liabilities	29,227	24,410

Total current liabilities	188,125	163,068

LONG-TERM DEBT, less current portion	75,594	50,550
OTHER LONG-TERM LIABILITIES	16,785	18,552

STOCKHOLDERS’ EQUITY:
Common stock	88	87
Additional paid-in capital	617,047	615,040
Accumulated other comprehensive income	53,673	40,527
Accumulated deficit	(473,776)	(456,228)

Total stockholders’ equity	197,032	199,426

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$477,536	$431,596

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007

Orders	$149,292	$126,916	$304,387	$251,442

Sales	$149,273	$123,771	$267,031	$247,792

Operating Income (Loss)	$(589)	$(9,457)	$(12,373)	$(20,024)

Net Income (Loss)	$(3,909)	$(11,076)	$(17,548)	$(23,386)

Basic Earnings (Loss) Per Share (1)	$(0.04)	$(0.13)	$(0.20)	$(0.27)
Diluted Earnings (Loss) Per Share (1)	$(0.04)	$(0.13)	$(0.20)	$(0.27)

Basic Weighted Average Shares Outstanding (1)	87,554	86,989	87,473	86,855
Diluted Weighted Average Shares Outstanding (1)	87,554	86,989	87,473	86,855

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.